UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2015

LGI HOMES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36126	46-3088013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-8998

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On November 6, 2015, LGI Homes, Inc. (the “Company”) entered into a Lender Addition and Acknowledgement Agreement dated as of November 6, 2015 (the “Lender Addition Agreement”) with Fifth Third Bank, Cadence Bank, N.A. and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), whereby the aggregate Revolving Commitment under the Company’s revolving credit facility increased from $225.0 million to $255.0 million in accordance with the accordion feature of that certain Credit Agreement dated as of May 27, 2015 (the “Credit Agreement”) by and among the Company, the Lenders identified therein, the Administrative Agent, Wells Fargo Securities, LLC, as sole lead arranger and sole bookrunner, and Deutsche Bank Securities Inc. and Fifth Third Bank as documentation agents. Unless otherwise defined in this Current Report on Form 8-K, capitalized terms used in this Current Report on Form 8-K shall have the meanings specified in the Credit Agreement.

In connection with the execution and delivery of the Lender Addition Agreement, each of the Company’s subsidiaries that is a party to the Subsidiary Guaranty (i) consented to the execution and delivery of the Lender Addition Agreement and (ii) reaffirmed all of its obligations and covenants under the Subsidiary Guaranty, the Hazardous Materials Indemnity Agreement and each of the other Loan Documents to which such subsidiary is a party.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LGI Homes, Inc.

	By:	/s/ Eric T. Lipar
Eric T. Lipar
Chief Executive Officer and Chairman of the Board

Date: November 6, 2015